Exhibit 11


CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 68 to the Registration Statement on Form N-1A of Fidelity Capital Trust:
Fidelity Disciplined Equity Fund, and Fidelity Stock Selector of our reports dated December 6, 1996 on the financial statements and financial highlights included in the October 31, 1996 Annual Reports to Shareholders of Fidelity Disciplined Equity Fund and Fidelity Stock Selector.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
December 17, 1996